Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into this 10th day of October, 2007, between Depomed, Inc., a California corporation (the “Company”), and John F. Hamilton (“CONSULTANT”).

THE PARTIES AGREE AS FOLLOWS:

1.                                       Consultancy.  CONSULTANT shall serve as a consultant to the Company for a period commencing on October 18, 2007.  The period during which CONSULTANT shall serve as a consultant to the Company pursuant to this Agreement shall constitute the “Consulting Period”.

2.                                       Duties; Expenses.  CONSULTANT shall serve as a consultant to the Company in the activities of the Company set forth in Schedule A, or as otherwise requested by the chief executive officer of the Company.  In the performance of such duties, CONSULTANT shall consult with the Company up to the number of hours per month set forth on Schedule A, which consulting will take place at such places and at such times as the Company and CONSULTANT mutually agree.  The Company will reimburse CONSULTANT for all reasonable, ordinary and necessary travel and other expenses incurred by CONSULTANT in conjunction with his services performed at the request of the Company under this Agreement.  CONSULTANT will provide commercially customary support documentation to the Company for all such expenses.

3.                                       Compensation; Change in Control.

3.1.                              Compensation.  The Company agrees to pay CONSULTANT, and CONSULTANT agrees to accept for CONSULTANT’s services under this Agreement, consulting fees (the “Consulting Fees”) as set forth in Schedule A.

3.2.                              In the event that an Acceleration Event (as defined below) occurs during the Consulting Period, CONSULTANT or his estate (as applicable) shall receive, on the date (in the event of a Change in Control described below), or promptly following the date, that the Acceleration Event occurs and in lieu of any further monthly payments set forth in Schedule A, a lump sum payment equal to the remainder of (x) $308,000, minus (y) the sum of all monthly consulting fee payments received under this Agreement by CONSULTANT prior to the date of the Acceleration Event (if such remainder is a positive number).  For purposes of this Agreement, an Acceleration Event is any of the following:  (a) CONSULTANT’s death; (b) CONSULTANT’s permanent disability (as determined in good faith by the Company, taking into account any evidence of such permanent disability provided by or on behalf of CONSULTANT); or (c) the occurrence of an event of “Change in Control”, as so determined by the Company’s Board of Directors pursuant to Section 10.4 of the Company’s 2004 Equity Incentive Plan.

4.                                       Other Employment.

4.1.                              Other Affiliation.  CONSULTANT represents that he is not now and will not at any time during the term of this Agreement be a party to any agreement that would prevent him from entering into this Agreement, and that CONSULTANT is not a party to any agreement with third parties which may restrict his consulting activities on behalf of the Company or obligate CONSULTANT to assign inventions.

4.2.                              Conflict of Interest.  CONSULTANT warrants that he is not obligated under any other consulting, employment, or other agreement which would affect the Company’s rights or CONSULTANT’s duties under this Agreement.

5.                                       Confidentiality.

5.1.                              Protection of Information and Scientific Publications.  CONSULTANT shall hold all the Company Confidential Information (as defined below) in confidence and shall not disclose Confidential Information to any unauthorized person.  Except as required in his duties for the Company, CONSULTANT will never directly or indirectly use, disseminate, disclose, lecture upon, or publish articles concerning, Confidential Information or remove Confidential Information from the Company’s premises.

5.2.                              Records.  CONSULTANT agrees to keep separate and segregated from other work all documents, records, notebooks and correspondence which directly relate to his work under this Agreement.

5.3.                              Company Property.  All notes, memoranda, reports, drawings, manuals, materials, files, samples, products, data, and any papers or records of every kind which are or shall come into CONSULTANT’s possession at any time during the Consulting Period related to the business of the Company shall be the sole and exclusive property of the Company, whether or not such items are Confidential Information.  This property shall be surrendered to the Company upon termination of the Consulting Period or upon request of the Company at any time either during or after the termination of the Consulting Period, and no copies, notes, or excerpts thereof shall be retained.

5.4.                              Information of Others.  CONSULTANT will safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which the Company does business to the same extent as if it were Company Confidential Information.  CONSULTANT will not, during his consulting with the Company or otherwise, use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and will not bring onto the Company’s premises any unpublished document or any other property belonging to any former employer without the written consent of that former employer.

6.                                       Inventions.

6.1.                              Company Property.  All Inventions (as defined below) made, conceived, or completed by CONSULTANT, individually or in conjunction with others, resulting from work or consulting services performed by CONSULTANT on behalf of the Company or from access to the Company Confidential Information or property, whether or not patentable, copyrightable, or qualified for mask work protection, shall be the sole and exclusive property of the Company and to the extent permitted by law shall be “works made for hire.”  CONSULTANT hereby assigns and agrees to assign to the Company or its designee, without further consideration, his entire right, title, and interest in and to all Inventions, other than those protected by Section 2870 of the California Labor Code, including all rights to obtain, register, perfect, and enforce patents, copyrights, mask work rights, and other intellectual property protection for Inventions.

6.2.                              Technical Information, Copyrights, Patents.  CONSULTANT shall, without royalty or any other further consideration to CONSULTANT therefore, but at the expense of the Company:

6.2.1.                     Disclosure.  As promptly as known or possessed by CONSULTANT, disclose to the Company all information with respect to any Inventions whether or not such Invention qualifies under Section 2870 of the California Labor Code.

6.2.2.                     Copyright and Patent Applications.  Whenever requested to do so by the Company, promptly execute and assign any and all applications, assignments and other instruments which the Company shall deem necessary to apply for and obtain copyrights, letters patent, or mask work rights in the United States and in foreign countries, for all Inventions, and convey to the Company or to the Company’s nominee the sole and exclusive right, title and interest in and to said Inventions or copyrights, mask work rights, patents, or applications for any of the foregoing.

6.2.3.                     Legal Proceedings.  Whenever requested to do so by the Company, deliver to the Company evidence for interference purposes or other legal proceedings and testify in any administrative or other legal proceedings which relates to any matters on which CONSULTANT has provided services to the Company.

6.3.                              Excluded Inventions.  Nothing contained in this Agreement shall affect the rights or obligations of CONSULTANT with respect to any Inventions protected by Section 2870 of the California Labor Code.  Attached as Schedule B is a list of all inventions, improvements, and original works of authorship related to the Company’s business that are excluded from this Agreement.

7.                                       Effectiveness; Termination.  This Agreement shall become effective only upon the satisfaction of the following conditions:  (a) the Company shall have received a fully-executed original of that certain letter agreement, dated as of October 10, 2007, between CONSULTANT and the Company (the “Letter Agreement”); and (b) CONSULTANT shall not have revoked the Letter Agreement within the period of revocation contemplated by the Letter Agreement.  The failure of either of the foregoing conditions shall have the effect of terminating this Agreement without any further action on the part of either the Company or the CONSULTANT.  The Consulting Period may be terminated by CONSULTANT upon 30 days’ written notice to the Company.

8.                                       Survival of Certain Agreements.  The covenants and agreements set forth in paragraphs 3, 5 and 6 shall survive the Consulting Period and remain in full force and effect regardless of such termination.

9.                                       Notice.  Any notice to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered upon service, if served personally, or three days after deposit in the United States Mail, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, and addressed to the other party at the following address, or such address as may be designated in accordance herewith:

To the Company:	Depomed, Inc.
1360 O’Brien Drive
Menlo Park, CA 94025
Attention: President and Chief Executive Officer

To CONSULTANT:	at the address set forth at Schedule A

10.                                 Binding Effect.  This Agreement shall be binding upon CONSULTANT, and, except as regards the provision of consulting services hereunder, upon CONSULTANT’s heirs, personal representatives, executors and administrators, and shall inure to the benefit of the Company, its successors and assigns.

11.                                 Enforcement.  If any provision of this Agreement is determined to be invalid or unenforceable, the remainder of this Agreement shall be valid and enforceable to the maximum extent possible.

12.                                 Amendment.  This Amendment may be modified or amended only by mutual written consent of the parties.

13.                                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California excluding those laws that direct the application of the laws of another jurisdiction.

14.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

15.                                 Entire Agreement.  This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understandings and agreements of the parties relating to the subject matter hereof.

16.                                 Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of CONSULTANT’s rights hereunder shall inure to the benefit of, and be enforceable by, CONSULTANT’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

17.                                 Definitions.  For the purposes of this Agreement:

17.1.                        “Confidential Information” shall mean information disclosed to CONSULTANT as a consequence of or through performance of services for the Company, its subsidiaries or affiliates, whether or not related to his specific work at the Company.  Confidential Information includes all information related to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise.  Confidential Information includes Inventions (as defined in Section 17.2), know-how, data, financial information and forecasts, product plans, marketing plans and strategies, and customer lists.  Information shall be considered, for purposes of this Agreement, to be Confidential Information if not known by the trade generally, even though such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements or agreements entered into by the Company or any of its affiliates.  For the purposes of this Agreement, information shall not be considered confidential to the extent that such information is or becomes, through no fault of CONSULTANT, part of the public domain, or such information is lawfully furnished to CONSULTANT by a third party without restriction or disclosure.

17.2.                        “Inventions” shall mean any and all inventions, concepts, ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developmental or experimental work, processes, techniques, and improvements.

* * *

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above written.

CONSULTANT:	DEPOMED, INC.

/s/ John F. Hamilton	By:	/s/ Carl A. Pelzel
John F. Hamilton	Carl A. Pelzel
President & CEO

SCHEDULE A

to Consulting Agreement

1.                                       Name of Consultant:                                                                                                                                                                                   John F. Hamilton

2.                                       Address of Consultant for Notice:

3.                                       Term of Consulting Period:  October  18, 2007 to October 17, 2008.

4.                                       Duties of Consultant:  To consult in areas associated with the Company’s business (including without limitation finance, accounting and investor relations) as requested from time to time by the Company’s chief executive officer then in office.

5.                                       Number of Hours of Consulting to be Performed Per Month:  Up to 10 hours per week and up to 40 hours per month, as may be requested by the Company.

6.                                       Consulting Fees:  $25,667 per month (or $1,283 per business day for any partial month), which amount shall be paid irrespective of the number of hours of consulting services per month performed by Consultant.

Initialed By:

CONSULTANT:	JFH

Depomed:	CAP

SCHEDULE B

to Consulting Agreement

(Excluded Inventions, Improvements, and
Original Works of Authorship)

Identifying Number
Title	Date	or Brief Description

None